UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2006

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50782	32-0064979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Ste. 215, South San Francisco, CA  94080
(Address of principal executive offices)  (Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2006, the Company completed a transaction (the “Transaction”) with Inex Pharmaceuticals Corporation (“Inex”) pursuant to which the Company acquired exclusive, worldwide rights to develop and commercialize three oncology product candidates known as Marqibo® (vincristine sulfate) Liposomes Injection, sphingosomal encapsulated vinorelbine and sphingosomal encapsulated topotecan (the “Products”). Marqibo® is a novel, targeted sphingosomal encapsulated formulation of the FDA-approved cancer drug vincristine. Sphingosomal encapsulated vinorelbine and sphingosomal encapsulated topotecan are sphingosomal encapsulated versions of the FDA-approved chemotherapy drugs vinorelbine and topotecan, respectively. The Transaction was evidenced by a series of agreements between the Company and Inex. The material terms of each agreement are summarized below. In consideration for all of the intellectual property rights and assets acquired by the Company in the Transaction, the Company paid to Inex aggregate consideration of $11.5 million, of which $1.5 million was paid in cash and the remaining $10 million was satisfied by issuing to Inex 1,118,568 shares of the Company’s common stock. The shares were valued at a price of $8.94 per share, which represented the average weighted volume price of the Company’s common stock over the 20 trading days preceding March 16, 2006, the date of the parties’ letter of intent regarding the Transaction. Prior to the Transaction, neither the Company nor its affiliates had any relationship with Inex.

(1) License Agreement

Pursuant to the terms of a license agreement dated May 6, 2006, between Inex and the Company (the “License Agreement”), Inex granted to the Company:

•	an exclusive license under certain patents held by Inex and referred to in the License Agreement as the “Inex Patents,” to commercialize the Products for all uses throughout the world;
•
an exclusive license under certain patents held by Inex referred to in the License Agreement as the “BCCA Patents,” to commercialize the Products for all uses throughout the world under the terms of certain  research agreements between Inex and the British Columbia Cancer Agency;

•
an exclusive sublicense under certain patents relating to the Products that Inex licensed from the University of Texas, M.D. Anderson Cancer Center (the “MDACC”) to commercialize the Products throughout the world under the terms of a license agreement between Inex and MDACC; and

•
an exclusive license to all technical information and know-how relating to the technology claimed in the Inex Patents and to all confidential information possessed by Inex relating to the Products, including all data, know-how, manufacturing information, specifications and trade secrets (the “Inex Technology”) to commercialize the Products for all uses throughout the world.

 The Company has the right to grant sublicenses to third parties and in such event the Company and Inex will share sublicensing revenue received by the Company at varying rates for each Product depending on such Product’s stage of clinical development.  Under the License Agreement, the Company also granted back to Inex a limited, royalty-free, non-exclusive license in certain patents and technology owned or licensed to the Company solely for use in developing and commercializing liposomes having an active agent encapsulated, intercalated or entrapped therein.

The Company agreed to pay to Inex up to an aggregate of $30.5 million upon the achievement of various clinical and regulatory milestones relating to all Products. At the Company’s option, the milestones may be paid in cash or additional shares of the Company’s common stock. However, the total number of shares the Company’s common stock that may be issued to Inex in connection with the Transaction may not exceed 19.99 percent of the Company’s outstanding shares of common stock as of May 6, 2006. In addition to the milestone payments, the Company agreed to pay royalties to Inex based on net sales of the Products, against which the Company may offset a portion of the research and development expenses it incurs. In addition to the Company’s obligations to make milestone payments and pay royalties to Inex, the Company also assumed all of Inex’s obligations to its licensors and collaborators relating to the licensed technology, which include aggregate milestone payments of up to $2.5 million, annual license fees and additional royalties.

The License Agreement provides that the Company will use its commercially reasonable efforts to develop each Product, including causing the necessary and appropriate clinical trials to be conducted in order to obtain and maintain regulatory approval for each Product and preparing and filing the necessary regulatory submissions for each Product. The Company also agreed to provide Inex with periodic reports concerning the status of each Product.

The Company is required to use commercially reasonable efforts to commercialize each Product in each jurisdiction where a Product has received regulatory approval. The Company will be deemed to have breached its commercialization obligations in the United States, or in Germany, the United Kingdom, France, Italy or Spain, if for a continuous period of 180 days at any time following commercial sales of a Product in any such country, no sales of a Product are made in the ordinary course of business in such country by the Company (or a sublicensee), unless the parties agree to such delay or unless the Company is prohibited from making sales by a reason beyond its control. If the Company breaches this obligation, then Inex is entitled to terminate the license with respect to such Product and for such country.

Under the License Agreement, Inex, either alone or jointly with MDACC, will be the owner of patents and patent applications claiming priority to certain patents licensed to the Company, and the Company has an obligation to assign to Inex the Company’s rights to inventions covered by such patents or patent applications, and, when negotiating any joint venture, collaborative research, development, commercialization or other agreement with a third party, to require such third party to do the same.

The prosecution and maintenance of the licensed patents will be overseen by an IP committee having equal representation from the Company and Inex. The Company will have the right and obligation to file, prosecute and maintain most of the licensed patents, although Inex maintained primary responsability to prosecute certain of the licensed patents.  The parties agreed to share the expenses of prosecution at varying rates.  The Company also has the first right, but not the obligation, to enforce such licensed patents against third party infringers, or to defend against any infringement action brought by any third party.

The Company agreed to indemnify Inex for all losses resulting from the Company’s breach of its representations and warranties, its default under the License Agreement, its breach of any regulatory requirements, regulations and guidelines in connection with the products, complaints alleging infringement against Inex with respect to the Company’s manufacture, use or sale of a product, and any injury or death to any person or damage to property caused by any product provided by the Company or its sublicensee, except to the extent such losses are due to Inex’s breach of representation or warranty, Inex’s default under the agreement, and the breach by Inex of any regulatory requirements, regulations and guidelines in connection with licensed patent and related know-how, including certain of Inex’s indemnification obligations to MDACC that will be passed through to us as a result. Inex has agreed to indemnify the Company for losses arising from Inex’s breach of representation or warranty, Inex’s default under the agreement, and the breach by Inex of any regulatory requirements, regulations and guidelines in connection with licensed patent and related know-how, except to the extent such losses are due to the Company’s breach of our representations and warranties, the Company’s default under the agreement, the Company’s breach of any regulatory requirements, regulations and guidelines in connection with the products, complaints alleging infringement against Inex with respect to the Company’s manufacture, use or sale of a product, and any injury or death to any person or damage to property caused by any product provided by the Company or its sublicensee.

Unless terminated earlier, the license grants made under the License Agreement expire on a country-by-country basis upon the later of (i) the expiration of the last to expire patents covering each Product in a particular country, (ii) the expiration of the last to expire period of product exclusivity covered by a Product under the laws of such country, or (iii) with respect to the Inex Technology, on the date that all of the Inex Technology ceases to be confidential information. The covered issued patents are scheduled to expire between 2014 and 2020.

Either the Company or Inex may terminate the License Agreement in the event that the other has materially breached its obligations thereunder and fails to remedy such breach within 90 days following notice by the non-breaching party. If such breach is not cured, then the non-breaching party may, upon 6 months’ notice to the breaching party, terminate the license in respect of the Products or countries to which the breach relates. Inex may also terminate the license if the Company asserts or intends to assert any invalidity challenge on any of the patents licensed to the Company. The License Agreement also provides that either party may, upon written notice, terminate the agreement in the event of the other’s bankruptcy, insolvency, dissolution or similar proceeding. In the event Inex validly terminates the License Agreement, all data, materials, regulatory filings and all other documentation reverts to Inex.

(2) UBC Sublicense Agreement between the Company and Inex

Under the UBC sublicense agreement, Inex granted to the Company an exclusive, worldwide sublicense under several patents relating to the sphingosomal encapsulated vinorelbine and sphingosomal encapsulated topotecan Products, together with all knowledge, know-how, and techniques relating to such patents (the “UBC Technology”). The UBC Technology is owned by the University of British Columbia and licensed to Inex pursuant to a License Agreement dated July 1, 1998. The UBC sublicense agreement provides that the Company will undertake all of Inex’s obligations contained in Inex’s license agreement with UBC, which includes the payment of royalties (in addition to the royalties owning to Inex under the license agreement between Inex and the Company) and an annual license fee. The provisions of the UBC sublicense agreement relating to the Company’s obligation to develop and commercialize the UBC Technology, termination and other material Company obligations are substantially similar to the terms of License Agreement, as discussed above.

(3) Assignment of Agreement with Elan Pharmaceuticals, Inc.

Pursuant to an Amended and Restated License Agreement dated April 3, 2003 (the “Elan License Agreement”), between Inex (including two of its wholly-owned subsidiaries) and Elan Pharmaceuticals, Inc., Inex held a paid up, exclusive, worldwide license to certain patents, know-how and other intellectual property relating to vincristine sulfate liposomes. In connection with the Transaction, Inex assigned to the Company all of its rights under the Elan License Agreement pursuant to an Assignment and Novation Agreement dated May 6, 2006 among the Company, Inex and Elan.

As assigned to the Company, the Elan License Agreement provides that Elan will own all improvements to the licensed patents or licensed know-how made by the Company or its sublicensees, which will in turn be licensed to the Company as part of the technology the Company licenses from Elan. Elan has the first right to file, prosecute and maintain all licensed patents and the Company has the right to do so if Elan decides that it does not wish to do so only pertaining to certain portions of the technology. Elan also has the first right to enforce such licensed patents and the Company may do so only if Elan elects not to enforce such patents. In addition, Elan also has the right but not the obligation to control any infringement claim brought against Elan.

The Company has indemnification obligations to Elan for all losses arising from the research, testing, manufacture, transport, packaging, storage, handling, distribution, marketing, advertising, promotion or sale of the products by the Company, its affiliates or sublicensees, any personal injury suits brought against Elan, any infringement claim, certain third party agreements entered into by Elan, and any acts or omissions of any of the Company’s sublicensees.

The Elan License Agreement, unless earlier terminated, will expire on a country by country basis, upon the expiration of the life of the last to expire licensed patent in that country. Elan may terminate the Elan License Agreement earlier for the Company’s material breach upon 60 days’ written notice if the Company does not cure such breach within such 60 day period (the Company may extend such cure period for up to 90 days if it proposes a course of action to cure the breach within the initial 60 day period and act in good faith to cure such breach), for the Company’s bankruptcy or going into liquidation upon 10 days’ written notice, or immediately if the Company or the Company’s sublicensee directly or indirectly disputes the ownership, scope or validity of any of the licensed technology or support any such attack by a third party.

(4) Service Agreement

In connection with the Transaction, the Company and Inex also entered into a Service Agreement dated May 6, 2006. Under the Service Agreement, the Company engaged Inex on a non-exclusive basis to perform various transition services relating to the transfer of technology, agreements and other matters useful to the Company in the period following the completion of the Transaction. The Service Agreement provides that the Company and Inex will jointly review a schedule each quarter that will describe the services requested of Inex for such period, together with a forecast of the estimated number of full-time employees of Inex required to perform such services and a schedule identifying the time by which the services are expected to be completed. Such services may include Inex’s assistance in transferring data and other materials relating to or useful in the development of the Products or its assistance assigning various testing and material supply agreements and relationships that Inex has established in connection with the Products. As consideration for Inex’s services, and in addition to the $11.5 million upfront payment paid in connection with the transaction, the Company will pay to Inex fees calculated on the number of actual time employees, contractors or consultants of Inex who perform such services based on a rate of $250,000 per full time employee equivalent.

The Service Agreement expires on June 30, 2007, unless terminated earlier. The Company may terminate the Service Agreement upon 60 days’ written notice for any reason. Upon 30 days’ notice and an opportunity to cure, either party may terminate the Service Agreement in the event the other party fails to comply with a material term of the agreement or the service schedule (including any change orders to the service schedule). Either party may also terminate the agreement in the event the other makes an assignment for the benefit of creditors, becomes insolvent, files a bankruptcy petition or similar proceeding, which proceeding remains undismissed or unstayed for at least 60 days.

(5) Transaction Agreement

The Company and Inex entered into a Transaction Agreement on May 6, 2006 (the "Transaction Agreement"), which generally provided for the mechanics of closing the Transaction. The agreement contains several provisions relating to the assignment to the Company of various clinical trial and other agreements relating to the Products, as well as provisions obligating Inex to use its commercially reasonable efforts to cause the outright assignment to the Company of Inex’s license with MDACC and its rights to certain of the patents covered by the License Agreement.

The Transaction Agreement also contains provisions relating to competition by the parties. More specifically, the Company agreed that, to the extent it develops, manufactures or commercializes a product that incorporates the Products encapsulated in a liposome not proprietary to Inex in a particular country during the term of the License Agreement, all licenses and sublicenses granted to the Company under the License Agreement with respect to such country and such Product will revert to Inex. The Transaction Agreement further provides that Inex will not, directly or indirectly, engage in the business of developing, manufacturing or commercializing any of the Products, including any future generation products for formulations containing vincristine, vinorelbine or topotecan.

(6) Asset Purchase Agreement

The Company and Inex also entered an Asset Purchase Agreement on May 6, 2006. Under this agreement, Inex assigned to the Company various equipment, inventory and other assets useful in the development of the Products. The Company did not pay any additional consideration for such assets beyond the $11.5 million payment, discussed above.

(7) Registration Rights Agreement

Pursuant to a Registration Rights Agreement dated May 6, 2006, the Company agreed to file a registration statement covering the resale of the 1,118,568 shares of common stock issued to Inex in connection with the Transaction on or before July 5, 2006, and to use commercially reasonable efforts to have such registration statement declared effective by the Commission on or before November 2, 2006. In the event the Company does not file such registration statement by July 6, 2006, or in the event such registration statement is not declared effective by November 6, 2006, then the Company must issue to Inex an additional approximately 22,400 shares of its common stock. Inex agreed that it will not sell more than 25% of the shares issued in each three month period commencing on the effective date of the registration statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: May 11, 2006	By:	/s/ John P. Iparraguirre
John P. Iparraguirre
Vice President, Chief Financial Officer